EMPLOYMENT AGREEMENT

Duly made and executed on this 05 day of September, 2018

This Employment Agreement (this "**Agreement** is entered by and between BiondVax Pharmaceuticals Ltd., with offices at Jerusalem BioPark 2nd floor, Hadassah Ein Kerem Campus, Jerusalem, Israel (the "**Company**")

on the first part

and Elad Mark, I.D. No. 043150416, residing at 27 Ha'Ilanot street, Gan Rashal Herzliya, 4631214, Israel (the "**Employee**")

WHEREAS the Company desires to employ the Employee pursuant to the terms and conditions set forth herein and the Employee desires to enter into such employment.

NOW, THEREFORE, the parties hereto agree as follows:

1. **EMPLOYMENT**

1.1. The Employee's employment shall commence on September 15, 2018, (the "**Commencement Date**"). The Employee shall be employed full time in the position of Site Head, with the responsibility on Product and Process development or any other position, as shall be determined by the Company. The Employee undertakes to perform such duties and responsibilities as may be assigned to him/her by the Company from time to time. The Employee shall be subordinated to the Chief Executive Officer (CEO).

1.2. The Employee undertakes to devote his/her full time, attention, skill, and effort exclusively to the performance of his/her duties in the Company and undertakes not to engage, whether as an employee or otherwise, in any business, commercial or professional activities, whether or not for compensation, during his/her employment, including after work hours, on weekends, or during vacation time, without the prior written consent of the Company. However, the Employee will have the right to provide Bioprocess Consulting Services to third parties for up to 20% of a full-time employment as long as it does not interfere with his performance at BiondVax and as provided in **Appendix C**. For the avoidance of any doubt, nothing contained herein shall derogate from the Employee's undertakings as specified in **Appendix B** attached hereto.

1.3. This Agreement may be terminated by either party at any time by giving the other party hereto sixty (60) days prior written notice of such termination (the "**Notice Period**"). Notwithstanding the forgoing, during the first three (3) months of the employees employment by the Company ("**Trial Term**") each of the parties may terminate this agreement, at any time, in accordance with the Law of Prior Notice for Termination of Employment, 2001-5761 and the terms set forth therein.

1.4. Notwithstanding anything to the contrary in Section 1.3 above, the Company may immediately cease the Employee's employment and may shorten all or part of the Notice Period, regardless of whether notice of termination was given by the Company or by the Employee, and in such event the Employee shall be entitled to receive such Salary, as provided in Section 1 of **Appendix A** attached hereto, as if the Employee were to continue to be employed by the Company for the duration of the Notice Period.

1.5. Notwithstanding anything to the contrary herein, the Company may terminate the Employee's employment for Cause without advance notice and without derogating from any

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remedy to which the Company may be entitled. A termination for "**Cause**" is a termination due to (i) the Employee's embezzlement of funds of the Company; or (ii) the Employee's material breach of the terms and conditions of this Agreement; or (iii) the Employee being involved in an act which constitutes a breach of trust between himself/herself and the Company or constitutes a breach of discipline; or (iv) the Employee's conduct causing grave injury to the Company, monetarily or otherwise; or (v) the Employee's inability to carry out his/her duties for a period exceeding one hundred and twenty (120) consecutive days, provided that the Employee's resumption of his/her duties for a period of less than fifteen (15) consecutive days shall not be deemed to have broken the continuity of the aforementioned one hundred and twenty (120) days.

1.6. The Employee shall have no right for a lien on any of the Company's assets, equipment or any other material including car and cellular phone if applicable and including information or Confidential Information as defined in **Exhibit B** attached to this Agreement (hereinafter the "**Company's Equipment**") in its possession. The Employee shall return to the Company all of the Company's Equipment in his/her possession no later than the day of termination of employee-employer relationship and prior to any vacation of more than 30 days (including vacation due to pregnancy or prior notice) or within 7 days after the Company's first demand.

2. SPECIAL AGREEMENT

It is agreed between the parties that this Agreement is a personal agreement, and that the position the Employee is to hold within the Company is a management position which requires a special measure of personal trust, as such terms are defined in the Working Hours and Rest Law 5711 - 1951, as amended (the "**Law**"). The provisions of any collective bargaining agreement which exist or shall exist do not, and will not, apply to the employment of the Employee, whether such agreement was signed among the government, the General Federation of Labor and Employers organizations, or any of such parties, or whether signed by others, in relation to the field or fields of the business of the Company or in relation to the position held by or the profession of the Employee. In light of this relationship of trust, the provisions of the Law, or any other law, which may apply, will not apply to the performance by the Employee of his/her duties hereunder. Thus, the Employee may be required, from time to time and according to the work load demanded of him/her, to work beyond the regular working hours and the Employee shall not be entitled to any further compensation other than as specified in this Agreement and the Appendixes hereto.

3. COMPENSATION

In consideration for the performance of his/her duties, the Employee shall be entitled to the compensation set forth in **Appendix A** attached hereto.

4. NON DISCLOSURE, COMPETITIVE ACTIVITY AND OWNERSHIP OF INVENTIONS

Simultaneously with the signing of this Agreement the Employee shall sign the Non-Disclosure, Unfair Competition and Ownership of Inventions undertaking in favor of the Company and any subsidiary and parent company of the Company, attached hereto as **Appendix B**.

5. REPRESENTATIONS AND UNDERTAKINGS

The Employee represents and undertakes all of the following:

5.1. There are no other undertakings or agreements preventing him/her from committing himself/herself in accordance with this agreement and performing his/her obligations

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hereunder. The Company is aware that the Employee may be required to give a 30-day prior written notice in order to terminate his employment therewith.

5.2. To the best of his/her knowledge: (i) he/she is not currently, nor will he/she by entering into this Agreement be deemed to be, violating any rights of his/her former employer; and (ii) he/she is not currently, nor will he/she by entering into this Agreement be deemed to be, in breach of any of his/her obligations towards his/her former employer.

5.3. He/she shall inform the Company, immediately upon becoming aware, of every matter in which he/she or his/her immediate family has a personal interest and which might give rise to a conflict of interest with his/her duties under the terms of his/her employment.

5.4. In carrying out his/her duties under this agreement, the Employee shall not make any representations or give any guarantees on behalf of the Company, except as expressly and in advance authorized so to do.

5.5. The Employee acknowledges and agrees that from time to time he/she may be required by the Company to travel and stay abroad as part of his/her duties towards the Company.

5.6. He/she shall not receive any payment and/or benefit from any third party, directly or indirectly in connection with his/her employment. In the event the Employee breaches this Sub-section, without derogating from any of the Company's right by law or contract, such benefit or payment shall become the sole property of the Company and the Company may set-of such amount from any sums due to the Employee.

5.7. Employee undertakes to use the Company's Equipment and facilities only for the purpose of his/her employment. The employee acknowledges and agrees that the Company is entitled to conduct inspections within the Company's offices and on the Company's computers, including inspections of electronic mail transmissions, Internet usage and inspections of their content. For the avoidance of any doubt, it is hereby clarified that all examination's finding shall be the Company's sole property.

5.8. In any event of the termination of this Agreement, the Employee shall cooperate with the Company and use his/her best efforts to assist with the integration into the Company's organization of the person or persons who will assume the Employee's responsibilities.

6. GENERAL PROVISIONS

6.1. This Agreement and all Appendixes attached hereto constitute the entire agreement between the parties hereto and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof. Any amendment to this Agreement must be agreed to in writing by both parties.

6.2. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the regional labor court in Tel-Aviv.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

BiondVax Pharmaceuticals Ltd	**Employee:**
By: Ron Babecoff	Elad Mark
Title: President & CEO	Site Head

APPENDIX A

COMPENSATION

1. **Salary**

The Employee shall be entitled to a gross monthly salary of NIS 28,000 (the "**Salary**"). Upon the completion of the GMP syringe filling of the M-001 vaccine drug product produced by Cytovance, the USA based CMO (and the filling of the placebo in syringes if required), and their full GMP release in time to allow the continuation and administration of the second cohort participants of the Company's pivotal clinical efficacy phase 3 trial in Europe started in August 2018, the gross monthly salary will be updated to NIS 30,000 for lapse of the first 24 months period of employment and at the end of calendar year, the Company will therefore annually evaluate the performance of both the Employee and the Company and will, at the Company's sole discretion, whether to increase the Employee's Salary and, if so, in what amount.

2. **Insurance Policies**

The Company shall insure the Employee under an accepted 'Manager's Insurance Scheme' (the "**Managers Insurance**"), as follows: **(i)** the Company shall pay an amount equal to 5% of the Employee's Salary towards the Managers Insurance for the Employee's benefit and shall deduct 5% from the Employee's Salary and pay such amount towards the Managers Insurance for the Employee's benefit (the various components of the Managers Insurance shall be fixed at the discretion of the Employee); **(ii)** the Company shall pay an amount equal to $8^1/_3$% of the Employee's Salary towards a fund for severance compensation; and **(iii)** the Company shall pay an amount of up to $2^1/_2$% of the Employee's Salary towards disability insurance.

3. **Keren Hishtalmut**

The Company and the Employee shall open and maintain a 'Keren Hishtalmut' Fund (the "**Fund**"). Subject to the maximum amount stated in Section 3(e) of the Income Tax Ordinance 1961 (the "**Income Tax Ordinance**"), the Company shall contribute to such Fund an amount equal to $7^1/_2$% of each monthly Salary payment, and the Employee shall contribute to such Fund an amount equal to $2^1/_2$% of each monthly Salary payment. The Employee hereby instructs the Company to transfer to such Fund the amount of the Employee's contribution from each monthly Salary payment. For the avoidance of any doubt, in the event that the Employee shall accrue an aggregate total amount in the Fund exceeding the maximum total amount prescribed by the Income Tax Ordinance, such extra amount shall be deemed as revenue income.

4. **Funds Release**

The Managers Insurance and the Fund (with regard to amounts contributed by the Company) shall be transferred to the Employee, subject to any applicable law and subject to the fulfillment of all of the Employee's obligations towards the Company upon the termination of the Employee's employment under any circumstances, except in circumstances of termination of employment for Cause (excluding paragraph (v) of Section 1.5 of the Agreement), in which case section 14 of the Severance Law and Minister General decree shall apply.

5. **Vacation and Sick Leave**

Subject to the provisions of the Annual Vacation Law-1951 (the "**Vacation Law**"), the Employee shall be entitled to sixteen (16) vacation days (the "**Vacation Days**"), with respect to each twelve (12) months' period of continuous employment with the Company. These Vacation Days include the

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number of paid vacation days to which the Employee is entitled in accordance with the Vacation Law (the "**Vacation Law Days**"). Any Vacation Days shall be first credited on account of Vacation Days, which are not Vacation Law Days (if any). The Employee shall be entitled to carry forward only the unused vacation days out of the Vacation Law Days, in accordance with the terms set out in the Vacation Law. The Employee shall not be entitled to carry forward or to redeem any unused vacation days in excess of the Vacation Law Days.

For the avoidance of doubt, the dates of the Employee's vacation shall be determined by the Company, in its own discretion, in accordance with the Company's needs, and to the extent possible, taking into consideration the Employee's request. The Company shall be entitled to set uniform dates for vacation to all or part of its employees, with respect to all or any part of the vacation days, as it shall deem fit.

The Employee shall be entitled to sick leave in accordance with the provisions of the Sick Pay Law-1976.

6. <u>Vehicle</u>

For the purpose of his employment, the Company shall provide the Employee, with a vehicle of a make and size to be determined by the Company (the "**Car**"). The Company shall bear all the fixed and variable costs of the car, including licenses, insurance, gas and repairs ("**Car Expenses**") but the Company shall not bear costs of any tickets, traffic offense or fines of any kind. For the avoidance of any doubt, it is agreed that with regard to any tax obligations, the Employee shall not be entitled to any grossing up of the Car benefits.

The Employee shall: **(i)** take good care of the Car and ensure that the provisions and conditions of any policy of insurance relating thereto are observed (including the provisions with respect to the protection of the Car); and **(ii)** in the event that the Employee's employment terminates for whatever reason, he/she will forthwith return the Car with the keys and all licenses and other documentation relating to the Car, to the Company. The Car shall be used in accordance with the Company's policy as shall be in effect from time to time.

The Employee shall not have any lien right in the Car or in any document or property relating thereto.

7. **<u>Business Expenses</u>**

The Company shall reimburse the Employee for necessary and customary business expenses incurred by the Employee, in accordance with Company policy as determined by the Company from time to time.

8. **<u>Cellular Phone</u>**

The Company shall provide the Site Head with a cellular phone and shall bear all expenses relating thereto. The Site Head shall bear any tax payable on account of the benefit value as shall be in effect from time to time on account of the Cellular Phone. Upon termination of the Site Head's employment, he/she will immediately return the Cellular Phone and any accessories relating thereto, to the Company.

9. **<u>Taxes</u>**

The Company shall withhold or charge the Employee with all taxes and other compulsory payments as required under law in respect of, or resulting from, the compensation paid to or received by him/her and in respect of all the benefits that the Employee is or may be entitled to.

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APPENDIX B

THIS UNDERTAKING ("**Undertaking**") is entered into as of September 15, 2018, by Elad Mark, I.D. No. 043150416, residing at 27 Ha'Ilanot street, Gan Rashal Herzliya, 4631214, Israel (the "**Employee**").

WHEREAS the Employee wishes to be employed by BiondVax Pharmaceuticals Ltd., an Israeli company (the "**Company**"); and

WHEREAS the Company wishes to employ the Employee, subject to his/her executing this Undertaking in the Company's favor.

NOW, THEREFORE, the Employee undertakes and warrants towards the Company and any subsidiary and parent company of the Company as follows:

1. **Confidential Information**

1.1. The Employee acknowledges that he/she will have access to confidential and proprietary information, including information concerning activities of the Company and any of its parent, subsidiary and affiliated companies, and that he/she will have access to technology regarding the product research and development, patents, copyrights, customers (including customer lists), marketing plans, strategies, forecasts, trade secrets, test results, formulae, processes, data, know-how, improvements, inventions, techniques and products (actual or planned) of the Company and any of its parent, subsidiary and affiliated companies. Such information in any form or media, whether documentary, written, oral or computer generated, shall be deemed to be and referred to herein as "**Proprietary Information**".

1.2. During the term of his/her employment or at any time after termination thereof for any reason, the Employee shall not disclose to any person or entity without the prior consent of the Company any Proprietary Information, whether oral or in writing or in any other form, obtained by the Employee while in the employ of the Company (including, but not limited to, the processes and technologies utilized and to be utilized in the Company's business, the methods and results of the Company's research, technical or financial information, employment terms and conditions of the Employee and other Company employees or any other information or data relating to the business of the Company or any information with respect to any of the Company's customers).

1.3. Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company irrespective of form, but excluding information that has become a part of the public domain not as a result of a breach of this Undertaking by the Employee.

1.4. The Employee agrees that all memoranda, books, notes, records (contained on any media whatsoever), charts, formulae, specifications, lists and other documents made, compiled, received, held or used by the Employee while in the employ of the Company, concerning any phase of the Company's business or its trade secrets (the "**Materials**"), shall be the Company's sole property and all originals or copies thereof shall be delivered by the Employee to the Company upon termination of the Employee's employment or at any earlier or other time at the request of the Company, without the Employee retaining any copies thereof.

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2. **Unfair Competition and Solicitation**

The Employee acknowledges that the provisions of this Undertaking are reasonable and necessary to legitimately protect the Company's Proprietary Information, its property (including intellectual property) and its goodwill (the "**Company's Major Assets**"). The Employee further acknowledges that he/she has carefully reviewed the provisions of this Undertaking, he/she fully understands the consequences thereof and he/she has assessed the respective advantages and disadvantages to him/her of entering into this Undertaking.

In light of the above provisions, the Employee undertakes:

2.1. That during the term of his/her employment in the Company and for a period of twelve (12) months thereafter, he/she shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company's Major Assets.

2.2. That during the term of his/her employment in the Company and for twelve (12) months thereafter, not to induce any employee of the Company or of any of its, parent subsidiary or affiliated companies to terminate such employee's employment therewith.

3. **Ownership of Inventions**

The Employee will notify and disclose to the Company, or any persons designated by it, all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others, during the Employee's employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, formulae, processes, techniques, know-how, and data are hereinafter referred to as the: "**Inventions**" or "**Invention**") immediately upon discovery, receipt or invention as applicable. In the event that the Employee, for any reason, refrains from delivering the Invention upon grant of notice regarding the Invention, as described above, the Employee shall notify the Employer of the Invention and specify in such notice the date in which the Invention shall be delivered to the Company and the reason for delay in such delivery. The Invention shall be delivered as soon as possible thereinafter.

Delivery of the notice and the Invention shall be in writing, supplemented with a detailed description of the Invention and the relevant documentation. The Employee agrees that all the Inventions shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents and other rights in connection with such Inventions. The Employee hereby assigns to the Company any rights the Employee may have or acquire in such Inventions. In order to avoid any doubt, it is hereby clarified that a lack of response from the Company with respect to the notice of the Invention or of its delivery, shall not be considered a waiver of ownership of the Invention, and in any event the Invention shall remain the sole property of the Company.

The Employee further agrees as to all such Inventions to assist the Company, or any persons designated by it, in every proper way to obtain and from time to time enforce such inventions in any way including by way of patents over such Inventions in any and all countries, and to that effect the Employee will execute all documents for use in applying for and obtaining patents over and enforcing such Inventions, as the Company may desire, together with any assignments of such Inventions to the Company or persons or entities designated by it.

The Employee shall not be entitled, with respect to all of the above, to any monetary consideration or any other consideration except as explicitly set forth in Appendix A hereto, or in any other written agreement or arrangement signed by the Company. With respect to all of the above any, oral understanding, communication or agreement not duly signed by the Company shall be void.

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4. **General**

4.1. The Employee acknowledges that the provisions of this Undertaking serve as an integral part of the terms of his/her employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof. If any provision of this Undertaking (including any sentence, clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any particular provision contained in this undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.2. The provisions of this Undertaking shall continue and remain in full force and effect following the termination of the employment relationship between the Company and the Employee for whatever reason. This Undertaking shall not serve in any manner as to derogate from any of the Employee's obligations and liabilities under any applicable law.

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Elad Mark

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APPENDIX C

Bioprocess Consulting Services

1. Upon your request, the Company accepted to allow you to provide bioprocess consulting services to other third parties for up to 20% of a full-time employment. Please note that under Section 1.2 of your Employment Agreement, the Company will grant you a prior and written consent to provide such external consulting services and it is the intention of the Company to consider favorably such occasional approvals provided however –

1.1 The Company will consider such approvals on a case by case basis, after receiving from you, full and complete written disclosure as to the identity of the entity which approached you, the nature of work to be provided, the scope of work etc; and

1.2 The Company is convinced, at its sole and obsolete discretion, that the related work will not have the potential of raising a possible conflict with the Company's business, scientific etc. interests or with your ability to provide your full attention to the Company.

1.3 The Company is convinced, at its sole and obsolete discretion that the related work will not have the potential of infringing in any way your commitments as an Employee of the Company, including issues related to Confidential Information, Intellectual Property Rights etc.

1.4 The Company may refuse to grant you such approval, at its sole discretion and without cause or the need to provide any reasoning.

1.5 In case such services have been approved by the Company, it is clarified that they shall be provided by you, on your own risk, the Company shall not assume any liability whatsoever relating thereto.

BiondVax Pharmaceuticals Ltd.	**Employee:**
By: Ron Babecoff	Elad Mark
Title: President & CEO	Site Head

EXHIBIT B

Company's Equipment

Company's car (leasing) out of the Company's proposed models

Company's laptop out of the Company's proposed models

Company's cellphone out of the Company's proposed models

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